EXHIBIT 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), is entered into this 3rd day of February, 2006, by and between Nayna Networks, Inc., a Nevada corporation (the “Company”), and Michael Meyer (the “Executive”), and shall be retroactively effective as of January 2, 2006 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive desire to memorialize the terms of their agreement regarding the Executive’s employment with the Company, as set forth below; and

WHEREAS, the Company wishes to continue to employ the Executive, and the Executive desires to continue in the employ of the Company, upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein, and of other good and valuable consideration, including the employment of the Executive by the Company and the compensation to be received by the Executive from the Company from time to time, and specifically the compensation to be received by the Executive pursuant to Section 4 hereof, the receipt and sufficiency of which are hereby acknowl-edged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.    Employment. The Company hereby employs the Executive and the Executive hereby accepts employment as Chief Financial Officer of the Company upon the terms and conditions of this Agreement.

2.    Duties. The Executive shall faithfully perform all duties of the Company related to the position or positions held by the Executive, including but not limited to all duties set forth in this Agreement and/or in the Bylaws of the Company related to the position or positions held by the Executive and all additional duties that are prescribed from time to time by the President of the Company. The Executive shall devote the Executive’s full time and attention to the performance of the Executive’s duties and responsibilities on behalf of the Company and in furtherance of its best interests. The Executive shall comply with all Company policies, standards, rules and regulations (the “Company Policies”) and all applicable government laws, rules and regulations that are now or hereafter in effect. The Executive acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement.

3.    Term. Unless earlier terminated as provided herein, the initial term of this Agreement shall commence on the Effective Date and shall continue until the one-year anniversary of the Effective Date. Thereafter, this Agreement shall automatically renew on a year-to-year basis on the same terms and conditions set forth herein unless earlier terminated or amended as provided herein. The initial term of this Agreement and all renewals thereof are referred to herein as the “Term.”

4.    Compensation. During the Term, as compensation for the services rendered by the Executive under this Agreement, the Executive shall be entitled to receive the following (all payments are subject to applicable withholdings):

(a)    Base Salary. The Executive shall receive an annual salary of $150,000 payable in accordance with the then-current payroll policies of the Company or as otherwise agreed to by the parties. The Executive’s salary may be increased from time to time by the Compensation Committee of the Board of Directors.

(b)    Bonuses. The Executive shall be eligible to participate in all bonus or profit sharing plans adopted by the Board of Directors (the “Board”) or any committee administering such plan. The amount awarded to the Executive under any profit sharing or bonus plan shall be in the discretion of the Board or any committee administering such plan, based on its assessment of the Executive’s and the Company’s performance during the relevant period.

(c)    Benefits. The Executive shall be entitled to receive those benefits provided from time to time to other executive employees of the Company, in accordance with the terms and conditions of the applicable plan documents; provided that, the Executive meets the eligibility requirements thereof. All such benefits are subject to amendment or termination from time to time by the Company without the consent of the Executive or any other employ-ee of the Company.

5.    Termination. This Agreement and the Executive’s employment by the Company shall or may be terminated, as the case may be, as follows:

(a)    Termination upon Expiration of the Term. This Agreement and the Executive’s employment by the Company shall terminate upon the expiration of the Term.

(b)    Termination by the Executive. The Executive may terminate this Agreement and his employment by the Company at any time and for any reason, with or without notice.

(c)    Termination by the Company. The Company may terminate this Agreement and the Executive’s employment by the Company:

(i)    at any time and for any reason (other than “for cause” (as defined herein)); and

(ii)    for cause. As used herein, “for cause” shall mean:

(1)    Any material breach of the terms of this Agreement by the Executive, or the failure of the Executive to diligently and properly perform the Executive’s duties for the Company or the Executive’s failure to achieve the objectives specified by the Board;

(2)    The Executive’s misappropriation or unauthorized use of the Company’s tangible or intangible property, or breach of the Proprietary Information Agreement (as defined herein);

(3)    The Executive’s use of illegal drugs or any illegal substance, or the Executive’s use of alcohol in any manner that materially interferes with the performance of the Executive’s duties under this Agreement;

(4)    Any dishonest or illegal action (including, without limitation, embezzlement) or any other action whether or not dishonest or illegal by the Executive which is materially detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation;

(5)    The Executive’s failure to fully disclose any material conflict of interest the Executive may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company;

(6)    Any adverse action or omission by the Executive which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company or any entity affiliated with the Company to sell securities under any Federal or state law or which would disqualify the Company or any affiliated entity from any exemption otherwise available to it; or

(7)    The Executive’s violation of the Company’s Policies, including without limitation, the Company’s Policies prohibiting harassment, unlawful discrimination, retaliation or workplace violence.

(d)    Obligations of the Company Upon Termination.

(i)    Upon the termination of this Agreement: (a) pursuant to the expiration of the Term; (b) by the Executive pursuant to paragraph 5; or (c) by the Company pursuant to paragraph 5(c)(ii), the Company shall have no further obligations hereunder other than the payment of all compensation and other benefits payable to the Executive through the date of such termination.

(ii)    Upon termination of this Agreement by the Company pursuant to paragraph 5(c)(i) and provided the Executive executes a Release and Settlement Agreement in a form acceptable to the Company: (1) the Company shall pay the Executive an amount equal to six (6) months base salary (less all applicable deductions) payable in accordance with the then-current payroll policies of the Company or as otherwise agreed to by the parties; and (2) the vesting of shares subject to any outstanding options to purchase Company securities then held by the Executive, shall be accelerated in an amount equal to that which would have occurred had the Executive remained employed by the Company for an additional period of six (6) months.

6.    Change of Control. Upon the occurrence of a Change of Control (as defined herein), the vesting of shares subject to any outstanding options to purchase Company securities then held by the Executive, shall be accelerated such that any and all shares subject to such options shall be immediately exercisable in full. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred:

(a)    If any person (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company or any trustee or fiduciary holding securities under an employee benefit plan of the Company) becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the voting power of the then outstanding securities of the Company; provided that, a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or

(b)    Upon the consummation of (i) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or (ii) a sale or other disposition of all or substantially all of the assets of the Company.

7.    Proprietary Information Agreement. The terms of the Employee Inventions and Proprietary Rights Assignment Agreement by and between the Company and the Executive, dated January 4, 2005 (the “Proprietary Information Agreement”), are hereby incorporated by reference and are a material part of this Agreement.

8.    Indemnification by the Executive. The Executive shall indemnify and hold harmless the Company, its directors, officers, stockholders, agents, and employees against all claims, costs, expenses, liabilities, and lost profits, including amounts paid in settlement, incurred by any of them as a result of the breach by the Executive of any provision of this Agreement.

9.    Notices. All notices, requests, consents, approvals, and other communications to, upon, and between the parties shall be in writing and shall be deemed to have been given, delivered, made, and received when: (a) personally delivered; (b) deposited for next day delivery by FedEx, or other similar overnight courier services; (c) transmitted via telefacsimile or other similar device to the attention of the Company President or Chief Executive Officer with receipt acknowledged; or (d) three (3) days after being sent or mailed by certified mail, postage prepaid and return receipt requested, addressed to the Company at 4699 Old Ironsides Drive, Suite 420, Santa Clara, California 95054, Attention: Chair, Board of Directors, and to the Executive c/o the Company at 4699 Old Ironsides Drive, Suite 420, Santa Clara, California 95054.

10.    Effect. This Agreement shall be binding on and inure to the respective benefit of the Company and its successors and assigns and the Executive and his personal representatives.

11.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters set forth herein and supercedes all prior agreements and understandings between the parties with respect to the same.

12.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

13.    Amendment and Waiver. No provision of this Agreement, including the provisions of this Paragraph, may be amended, modified, deleted, or waived in any manner except by a written agreement executed by the parties.

14.    No Assignment. Neither this Agreement nor any interest herein may be assigned by either party without the consent of the other party.

15.    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California, other than its rules with respect to choice of law.

16.    Consent to Jurisdiction and Venue. Each of the parties agrees that any suit, action, or proceeding arising out of this Agreement may be instituted against it in the District Court of Santa Clara County, California or in the United States District Court for the Northern District of California (assuming that such court has subject matter jurisdiction over such suit, action or proceeding). Each of the parties hereby waives any objection that it may have to the venue of any such suit, action, or proceeding, and each of the parties hereby irrevocably consents to the personal jurisdiction of any such court in any such suit, action, or proceeding.

17.    Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, and all of which shall be deemed a single agreement.

18.    Headings. The headings herein are for convenience only and shall not affect the interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

Nayna Networks, Inc.

By: /s/ Naveen S. Bisht
Name: Naveen S. Bisht
Title: President and Chief Executive Officer

/s/ Michael Meyer
Michael Meyer